UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2016

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 30, 2016 (the “Closing Date”), Thor Industries, Inc. (the “Company”) consummated its acquisition of Jayco, Corp., an Indiana corporation (“Jayco”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated as of the Closing Date, by and among the Company, the shareholders of Jayco (the “Sellers”), Jayco, and Wilbur L. Bontrager, as the Seller Representative. Jayco is engaged in the business of manufacturing towable and motorized recreational vehicles. Under the terms of the Purchase Agreement, the Company acquired all of the issued and outstanding shares of capital stock of Jayco (the “Transaction”). The Closing was deemed effective as of 11:59 p.m. on the Closing Date.

The consideration paid by the Company to the Sellers consisted of $576,000,000 in cash (the “Purchase Price”), subject to adjustment as set forth in the Purchase Agreement. The Purchase Price was funded through existing cash on hand as well as approximately $360,000,000 in borrowings from an asset-based revolving line of credit arranged through the Company’s lenders and discussed in more detail in Item 2.03 below.

The Purchase Agreement contains customary representations and warranties, and indemnification, non-competition, non-solicitation, and confidentiality provisions. As part of the Transaction, the Company purchased a Buyer-side representations and warranties insurance policy from Berkshire Hathaway Specialty Insurance.

Jayco will operate as an independent, wholly-owned subsidiary of the Company following the closing of the Transaction and Jayco’s senior management team has agreed to continue employment with Jayco after the sale. Jayco’s assets include land, buildings, equipment, and other tangible and intangible property. The assets of Jayco will be used in connection with the operation of Jayco’s business of manufacturing towable and motorized recreational vehicles.

The foregoing description of the Purchase Agreement contained herein is a summary of the material terms, does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The schedules and exhibits referenced in the Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On June 30, 2016, the Company, each of the Company’s subsidiaries from time to time a party thereto as a borrower (together with the Company, the “Borrowers”), each of the Company’s subsidiaries from time to time party thereto as a guarantor, each lender from time to time a party thereto (collectively, the “Lenders”), and BMO Harris Bank N.A., as administrative agent (the “Agent”), entered into an agreement (the “Credit Agreement”) for the purpose of establishing an asset-based revolving line of credit with the Lenders in the maximum aggregate principal amount at any time outstanding of $500,000,000, subject to the terms, provisions, and limitations of the Credit Agreement. The Borrowers’ obligations to repay amounts borrowed under the Credit Agreement are secured by liens on substantially all of the personal property of the Borrowers other than fixtures.

Borrowings under the line of credit bear interest at a fluctuating rate per annum equal to either: (i) the London Interbank Offering Rate (“LIBOR”) plus a margin on a sliding scale from 1.25% to 1.75%; or (ii) the greatest of (A) the Agent’s prime rate, (B) the federal funds rate plus 0.5%, or (C) LIBOR plus 1%, plus in the case of each of (A), (B), and (C), a margin on a sliding scale of 0.25% to 0.75%.

The Credit Agreement contains customary representations and warranties, covenants, and limitations.

The foregoing description of the Credit Agreement contained herein is a summary of the material terms, does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The required financial statements of Jayco, Corp. will be included in an amendment to this Current Report on Form 8-K to be filed as soon as practicable, but not later than 71 days after the date this Current Report is required to be filed.

(b)	Pro Forma Financial Information

The required pro forma financial information which gives effect to the acquisition of Jayco, Corp. will be included in an amendment to this Current Report on Form 8-K to be filed as soon as practicable, but not later than 71 days after the date this Current Report is required to be filed.

(d)	Exhibits

Exhibit Number	Description

2.1	Stock Purchase Agreement, dated as of June 30, 2016, by and among Thor Industries, Inc., the shareholders of Jayco, Corp., Jayco, Corp., and Wilbur L. Bontrager, as the Seller Representative

99.1	Credit Agreement, dated as of June 30, 2016, among Thor Industries, Inc., each of Thor Industries, Inc.’s subsidiaries from time to time a party thereto as a borrower, each of Thor Industries, Inc.’s subsidiaries from time to time party thereto as a guarantor, each lender from time to time a party thereto, and BMO Harris Bank N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date:	July 7, 2016	By:	/s/ W. Todd Woelfer
		Name:	W. Todd Woelfer
		Title:	Senior Vice President, General Counsel and Secretary